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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the use in this Amendment No. 6 to Registration Statement No. 333-180841 on Form S-1 of Southcross Energy Partners, L.P of our report dated October 31, 2011 relating to the financial statements of Enterprise Alabama Intrastate, LLC as of and for the year ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the financial statements being prepared from the separate records maintained by Enterprise Products Operating LLC or affiliates), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Houston, TX
October 15, 2012

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  Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS